ROPKA LAW, LLC

C. Richard Ropka, LLM (Tax) †

215 Fries Mill Road

Turnersville, New Jersey 08012

(856) 374-1744

(1-866) 272-8505 (Fax)

†  Admitted to practice in US Supreme Court,

US District Court & US Tax Court

December 19, 2022

Monteagle Funds

Trustees of the Monteagle Funds

c/o Park Place Capital Corporation

2001 Park Place, Suite 525

Birmingham, AL 35203

Re:

Opinion of Counsel Relating to the Amended Registration Statement Filed on Form N-1A under the Securities Act of 1933

Monteagle Funds, File Nos. 811-08529 and 333-41461

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 96 to the Registration Statement, File Nos. 811-08529 and 333-41461 (the “Registration Statement”), of Monteagle Funds (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 88 is effective for the purposes of applicable federal and state securities laws, the shares of the Monteagle Select Value Fund, The Texas Fund, Monteagle Opportunity Equity Fund and Smart Diversification each a separate series of the Trust (the “Fund”), if issued in accordance with the then-current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

We give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 96 to the Registration Statement.

Monteagle Funds

December 19, 2022

This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

Ropka Law, LLC

By:   /s/ C. Richard Ropka, Esq.

C. Richard Ropka, Esq.